Exhibit 10.39

AMENDED AND RESTATED LOAN AGREEMENT

DATED AS OF MARCH 29, 2024

among

ROOSEVELT RESOURCES LP, YOAKUM COUNTY MINERALS, L.P.,

and

ER ROLLING R RANCH PARTNERS, LP,

as Borrower

and

PROSPERITY BANK,

successor by merger to FirstCapital Bank of Texas, N.A.,

as Lender

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS ... 1
Section 1.1 Defined Terms ... 1
Section 1.2 Terms Generally; Other Definitional Provisions ... 18
Section 1.3 Accounting Terms; Changes in Accounting Principles ... 19
Section 1.4 Divisions ... 19
Section 1.5 Times of Day ... 19
Section 1.6 Other Loan Documents ... 19

ARTICLE 2 THE COMMITMENTS AND CREDIT EXTENSIONS ... 19
Section 2.1 Commitments ... 19
Section 2.2 Loans and Borrowings ... 19
Section 2.3 Borrowing Requests ... 20
Section 2.4 Funding of Borrowings ... 20
Section 2.5 Prepayments ... 20
Section 2.6 Termination or Reduction of Commitments ... 22
Section 2.7 Payment of Principal ... 22
Section 2.8 Interest ... 23
Section 2.9 Fees ... 24
Section 2.10 Evidence of Debt ... 24
Section 2.11 Payments Generally ... 24
Section 2.12 Increased Costs ... 25
Section 2.13 Taxes ... 25
Section 2.14 Extension of Maturity Date ... 26
Section 2.15 Survival ... 27

ARTICLE 3 REPRESENTATIONS AND WARRANTIES ... 27
Section 3.1 Existence, Qualification, and Power ... 28
Section 3.2 Authorization; No Contravention ... 28
Section 3.3 Governmental Authorization; Other Consents ... 28
Section 3.4 Execution and Delivery; Binding Effect; Enforceability ... 28
Section 3.5 Financial Statements; No Material Adverse Effect ... 28
Section 3.6 Litigation ... 29
Section 3.7 No Material Adverse Effect; No Default; Material Contractual Obligations ... 29
Section 3.8 Ownership of and Rights in Properties ... 29
Section 3.9 Taxes ... 29
Section 3.10 Disclosure ... 29
Section 3.11 Compliance with Laws ... 30
Section 3.12 ERISA Compliance ... 30
Section 3.13 Environmental Matters ... 31
Section 3.14 Margin Regulations ... 31
Section 3.15 Investment Company Act ... 31
Section 3.16 Sanctions; Anti-Corruption ... 31
Section 3.17 Solvency ... 32
Section 3.18 Subsidiaries ... 32
Section 3.19 Liens ... 32
Section 3.20 Intellectual Property ... 32
Section 3.21 Business Purpose ... 32
Section 3.22 No Reliance on the Lender ... 32

i

TABLE OF CONTENTS

Page

Section 3.23	Utility Services	32
Section 3.24	Access	32
Section 3.25	Leases	32
ARTICLE 4 CONDITIONS PRECEDENT		33
Section 4.1	Initial Extension of Credit	33
Section 4.2	Conditions to All Loans	35
ARTICLE 5 AFFIRMATIVE COVENANTS		35
Section 5.1	Financial Statements and Related Reporting Requirements	35
Section 5.2	Certificates; Reporting Requirements and Other Information	36
Section 5.3	Notices	37
Section 5.4	Maintenance and Preservation of Existence, Etc	38
Section 5.5	Maintenance and Operation of Properties	38
Section 5.6	Maintenance of Insurance	38
Section 5.7	Payment of Obligations; Taxes and Claims	39
Section 5.8	Compliance with Laws	40
Section 5.9	Environmental Matters	40
Section 5.10	Keeping Books and Records	40
Section 5.11	Inspection Rights	40
Section 5.12	Use of Proceeds	40
Section 5.13	Sanctions; Anti-Corruption Laws	41
Section 5.14	Depository Relationship	41
Section 5.15	Commodity Exchange Act Keepwell Provisions	41
Section 5.16	Further Assurances	41
Section 5.17	Condemnation and Other Awards	41
Section 5.18	Title Assurances	42
ARTICLE 6 NEGATIVE COVENANTS		42
Section 6.1	Indebtedness	42
Section 6.2	Limitation on Liens	43
Section 6.3	Fundamental Changes; Mergers, Etc	44
Section 6.4	Dispositions	45
Section 6.5	Restricted Payments	45
Section 6.6	Investments	46
Section 6.7	Transactions with Affiliates	46
Section 6.8	Burdensome Agreements; Certain Restrictive Agreements	46
Section 6.9	Accounting Changes	47
Section 6.10	Changes in Nature of Business	47
Section 6.11	Restriction on Use of Proceeds	47
Section 6.12	Amendments of Certain Documents	47
Section 6.13	Sanctions; Anti-Corruption Use of Proceeds	47
Section 6.14	Payment of Subordinated Debt	47
Section 6.15	Subsidiaries	47
Section 6.16	No Demolition or Major Alterations	48
ARTICLE 7 FINANCIAL COVENANTS		48
Section 7.1	Debt Service Coverage Ratio	48

ii

TABLE OF CONTENTS

Page

ARTICLE 8 DEFAULT ... 48
Section 8.1 Events of Default ... 48
Section 8.2 Remedies Upon Default ... 50
Section 8.3 Application of Funds and Payments ... 51

ARTICLE 9 MISCELLANEOUS ... 51
Section 9.1 Notices ... 51
Section 9.2 Waivers; Amendments ... 52
Section 9.3 Expenses; Indemnity; Damage Waiver ... 52
Section 9.4 Successors and Assigns ... 54
Section 9.5 Survival ... 54
Section 9.6 Counterparts; Integration; Effectiveness; Electronic Execution ... 55
Section 9.7 Severability ... 55
Section 9.8 Right of Setoff ... 55
Section 9.9 Governing Law; Jurisdiction; Venue; Service of Process ... 56
Section 9.10 WAIVER OF JURY TRIAL ... 56
Section 9.11 Headings ... 57
Section 9.12 Treatment of Certain Information; Confidentiality ... 57
Section 9.13 PATRIOT Act; Beneficial Ownership Regulation ... 57
Section 9.14 Interest Rate Limitation ... 57
Section 9.15 Payments Set Aside ... 58
Section 9.16 No Advisory or Fiduciary Responsibility ... 58
Section 9.17 Performance by the Lender ... 58
Section 9.18 No Duty ... 59
Section 9.19 Independence of Covenants ... 59
Section 9.20 Construction ... 59
Section 9.21 Joint and Several Liability ... 59
Section 9.22 Amendment and Restatement; No Novation ... 60
Section 9.23 NOTICE OF FINAL AGREEMENT ... 60

Schedules

3.6 Litigation and Judgments
3.7 Material Contractual Obligations
3.18 Subsidiaries, Ventures, Etc.
3.25 Leases
6.1 Existing Debt
6.2 Existing Liens
6.6 Existing Investments
9.1 Notices

Exhibits

A Compliance Certificate
B Borrowing Request

iii

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 29, 2024 (the “Closing Date”), is among ROOSEVELT RESOURCES LP, a Texas limited partnership (“Resources”), YOAKUM COUNTY MINERALS, LP., a Texas limited partnership (“YCM”), E R ROLLING R RANCH PARTNERS, LP, a Texas limited partnership (“Ranch Partners”, and together with Resources and YCM, individually or collectively as the context may require, the “Borrower”) and PROSPERITY BANK, successor by merger to FirstCapital Bank of Texas, NA (the “Lender”).

RECITALS

Resources and the Lender are parties to that certain Loan Agreement dated as of December 10, 2020 (as the same has been amended, restated, renewed, extended, supplemented or otherwise modified from time to time immediately prior to the Closing Date, the “Existing Loan Agreement”);

The Borrower has requested that the Lender agree to add Ranch Partners as “Borrower” hereunder and to make certain amendments to the Existing Loan Agreement, and the Lender has agreed to do so, subject to the terms and conditions hereinafter set forth.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Loan Agreement is amended and restated in its entirety, and agree, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, all exhibits, appendices and schedules hereto and (unless otherwise defined therein) in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Accounting Principles” means, subject to Section 1.3, modified cash basis or income tax basis accounting principles in effect on the date of determination thereof, consistently applied.

“Advancing Term Loan” means a loan made by the Lender to the Borrower pursuant to Section 2.1.

“Advancing Term Loan Commitment” means the commitment of the Lender to make Advancing Term Loans hereunder, as such commitment may be terminated or reduced from time to time pursuant to Section 2.6. On the Closing Date, the Advancing Term Loan Commitment is $13,000,000.

“Advancing Term Loan Commitment Termination Date” means the date that is 18 months after the Closing Date.

“Advancing Term Loan Facility” means the Advancing Term Loan Commitment and all Borrowings thereunder.

“Advancing Term Loan Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Advancing Term Loans made by the Lender in form and substance satisfactory to the Lender.

AMENDED AND RESTATED LOAN AGREEMENT – Page 1

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereof, and includes all schedules, exhibits and appendices attached or otherwise identified therewith

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means the Base Rate; provided, however, in no event shall the Applicable Rate be less than the Floor.

“Appraisal” means a written statement setting forth an opinion of the market value of the Ranch Collateral that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender, (b) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (c) has been reviewed as to form and content and approved by the Lender, in its sole discretion.

“Appraised Value” means the dollar value of the Ranch Collateral, as determined by the Lender based upon its review of the most current Appraisal.

“Attributable Indebtedness” means, as of any date of determination, subject to Section 1.3 hereof, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Accounting Principles, and in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Accounting Principles if such lease were accounted for as a Capitalized Lease.

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Bank Product Provider in connection with any Bank Products, including, without limitation, Swap Contracts.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and also including all such amounts that any Loan Party is obligated to reimburse to any Bank Product Provider arising as a result of such Bank Product Provider’s purchase of participations or executing indemnities or reimbursement obligations with respect to Bank Products provided to any Loan Party pursuant to any Bank Product Agreements For the avoidance of doubt, Bank Product Obligations arising under any Swap Contract shall be determined by the Swap Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement, is the Lender or an Affiliate of the Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with any Loan Party by any Bank Product Provider consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through

AMENDED AND RESTATED LOAN AGREEMENT – Page 2

the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Swap Contracts.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect.

“Base Rate” means the rate of interest per annum last quoted by The Wall Streel Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Any change in the Base Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means the “Borrower” identified collectively as such in the introductory paragraph hereto.

“Borrowing” means a borrowing of a Loan hereunder.

“Borrowing Request” means a request for a Borrowing, which shall be substantially in the form of Exhibit B attached hereto or such other form as the Lender may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by Law to close. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capital Expenditure” means, subject to Section 1.3 hereof, any expenditure by a Person for (a) an asset which will be used in any year subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with Accounting Principles, (b) an asset relating to or acquired in connection with an acquired business, and (c) any and all acquisition costs related to clauses (a) or (b) above.

“Capitalized Lease” means, subject to Section 1.3 hereof, each lease that has been or is required to be, in accordance with Accounting Principles, recorded as a capital or financing lease (excluding, for the avoidance of doubt, any mineral lease to which the Borrower may be a party).

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency; (c) investments in certificates of deposit,

AMENDED AND RESTATED LOAN AGREEMENT – Page 3

banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority: provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, an event or series of events by which (a) Roosevelt Resources Management, LLC (“Resources GP”) shall cease to be the general partner of Resources; (b) E R Rolling R Management, LLC (“Ranch GP”) shall cease to be the general partner of Ranch Partners; (c) E R Operating shall cease to be (i) the general partner of YCM or (ii) the operator of the Oil and Gas Properties; (d) less than 100% of all of the Equity Interests in Resources GP, E R Operating or Ranch GP (including, without limitation, warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or similar rights of any character with respect thereto, to the extent exercisable prior to repayment in full of the Obligations) are Controlled, directly or indirectly, by the holders of such Equity Interests on the Closing Date; or (e) Paul Buckner, or one or more other individuals acceptable to the Lender, shall cease to be active in the day-to-day management of the Loan Parties.

“Closing Date” means the date set forth in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Property of the Loan Parties as described in the Security Documents, and any other Property and collateral described in the Loan Documents, including, among other things, any other Property which may now or hereafter secure the Obligations or any part thereof.

“Commitment” means (a) the Advancing Term Loan Commitment or (b) any other obligation of the Lender to make Loans to the Borrower from time to time hereunder, as the context may require (and collectively, the “Commitments”), in each case expressed as an amount representing the maximum principal and/or face amount of such Loan, as such commitment may be reduced from time to time pursuant to Section 2.6.

“Commodity Exchange Act” means the Commodity Exchange Act (7 US.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A, or in any other

AMENDED AND RESTATED LOAN AGREEMENT – Page 4

form agreed to by the Borrower and the Lender, reviewed and certified by a Responsible Officer of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Rating Agency” means S & P’s Global Ratings and Moody’s Investment Services, or other nationally recognized credit rating agency acceptable to the Lender.

“Debt Service” means, with respect to the Borrower and its Subsidiaries on a combined basis as of any date and for any period of determination thereof and without duplication, an amount equal to the sum of (a) the aggregate amount of scheduled principal payments of any Indebtedness, plus (b) cash Interest Expense, plus (c) all payments made in respect of Capitalized Leases, in each case, that are paid or payable during such period; provided, notwithstanding anything herein to the contrary, Debt Service shall not include any voluntary prepayments in respect of the Roosevelt Investments Subordinated Indebtedness.

“Debt Service Coverage Ratio” means, with respect to the Borrower and its Subsidiaries on a combined basis as of any date of determination and without duplication, the ratio of (a) EBITDAX, to (b) Debt Service, all calculated for the Test Period most recently ended.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the Applicable Rate plus 200% per annum: provided, however, in no event shall the Default Rate exceed the Maximum Rate.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale or issuance of Equity Interests by such Person or by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other

AMENDED AND RESTATED LOAN AGREEMENT – Page 5

Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date: provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States of America.

“E R Operating” means E R Operating Company, a Texas corporation.

“EBITDAX” means, with respect to the Borrower and its Subsidiaries on a combined basis as of any date and for any period of determination thereof, an amount equal to (a) Net Income for such period, plus, (b) without duplication and to the extent deducted in the calculation of Net Income for such period, (i) income taxes paid or accrued, (ii) Interest Expense, (iii) depletion, depreciation, and amortization expense, (iv) intangible drilling costs and non-recurring workover expenses, (v) oil and gas exploration expense, including dry hole and plugging and abandonment expense, and (vi) other non-cash losses or charges approved by the Lender in its sole discretion, minus, (c) to the extent included in determining Net Income for such period, the sum of (i) any non-cash income or gains increasing Net Income for such period (excluding (A) any such non-cash income or gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period and (B) the accrual of revenue in accordance with Accounting Principles) and (ii) any gains realized from the disposition of property outside of the ordinary course of business; provided, however, the mark-to-market values for Swap Contracts in accordance with FASB ASC 815 shall be excluded from the foregoing calculation until such time as the gains or losses from such Swap Contracts are actually realized such Swap Contracts expire.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

AMENDED AND RESTATED LOAN AGREEMENT – Page 6

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERJSA, upon the Borrower or any ERJSA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERJSA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by the Borrower or any other Guarantor) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender

AMENDED AND RESTATED LOAN AGREEMENT – Page 7

became a party hereto or to the Lender immediately before it changed its lending office, and (c) any withholding Taxes imposed under FATCA.

“Facility” means the Advancing Term Loan Facility or any other credit facility under this Agreement, as the context may require, and “Facilities” means all of them.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 147(b)(l) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.16(b).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenants” means, collectively, the financial covenants set forth in Article 7 of this Agreement.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Floor” means a rate of interest equal to 5.50% per annum.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds, and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or

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other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, E R Operating, the Subsidiary Guarantors and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means, individually or collectively as the context requires, that certain Unconditional Guaranty, dated as of the Closing Date, executed and delivered by each Guarantor party thereto in favor of the Lender, for the benefit of the Secured Parties, and any other written guaranty of a Guarantor in favor of the Lender, for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law

“Improvements” means any and all buildings, structures and other improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed, or constructed upon the Land or any part thereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Accounting Principles: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse

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to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a). Other Taxes.

“Indemnitee” means the Lender (and any subagent thereof) and each Related Party of the foregoing.

“Information” means all information received from or on behalf of the Borrower or any other Loan Party relating to the Borrower or any other Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Loan Party; provided that, in the case of information received from the Borrower or any other Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to obligations under Capitalized Leases) for such period with respect to all outstanding Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Contract in respect of interest rates, to the extent such net costs are allocable to such period in accordance with Accounting Principles), calculated for such period in accordance with Accounting Principles.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“Land” means the land comprising the Ranch Collateral, as further defined and described in the Security Instrument encumbering the Ranch Collateral.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed

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duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of the Ranch Collateral, whether now in existence or hereafter arising.

“Lender” means Prosperity Bank, successor by merger to FirstCapital Bank of Texas, NA., its successors and assigns.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article 2, including, without limitation, Advancing Term Loans, as the context may require.

“Loan Documents” means, collectively, this Agreement, each Guaranty, the Security Documents, each Subordination Agreement, the Notes, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loan Party” means each of the Borrower, each Guarantor, and each other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Loan-to-Value Ratio” means, as of any date of determination thereof, the ratio, expressed as a percentage, of (a) the Outstanding Amount of the Advancing Term Loans at such time, to (b) the Appraised Value of the Ranch Collateral at such time.

“Major Alterations” means any renovation or alteration to the Ranch Collateral (or series of related renovations, modifications or alterations) which (i) exceeds $250,000 in total cost, (ii) hinders or impedes (even temporarily) the operation or financial performance of the Ranch Collateral, (iii) materially alters the exterior appearance of the Ranch Collateral, (iv) is structural in nature, or (v) reduces the rentable square feet or negatively impacts the anticipated revenue from the Ranch Collateral.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower or any other Loan Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

“Material Contractual Obligation” means any agreement or contract to which the Borrower or any of its Subsidiaries is a party that is a Contractual Obligation, the loss of which would be reasonably likely to have a Material Adverse Effect.

“Maturity Date” means March 29, 2026.

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“Maximum Rate” has the meaning specified in Section 9.14.

“Mortgaged Property” means all property of the Borrower and the other Loan Parties described in the Security Instruments, including without limitation the Ranch Collateral and the Oil and Gas Properties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 400l(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) the out-of-pocket fees and expenses actually incurred and paid by the Borrower or any Subsidiary (other than those paid to Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer of the Borrower).

“Net Income” means, for any Person for any period, the net income (or loss) of such Person, determined in accordance with Accounting Principles; provided, with respect to any calculation of Net Income for the Borrower, there shall be excluded therefrom the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Notes” means, collectively, the Advancing Term Loan Note and any other promissory note made by the Borrower in favor of the Lender evidencing the Loans made by the Lender and “Note” means any one of the Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and each other Loan Party arising under any Loan Document or Bank Product Agreement or otherwise with respect to any Loan or Bank Products whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, joint, several, or joint and several, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, as to any Loan Party, the Obligations shall exclude any Excluded Swap Obligations of such Loan Party. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of

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any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” has the meaning specified in Section 3.16(a).

“Oil and Gas Properties” means all right, title and interest of each Loan Party in and to (a) all present and future interests and estates existing under any oil, gas and/or mineral leases including, without limitation, working interests, royalty interests, overriding royalty interests, production payments, net profits interests and carried interests, (b) all present and future rights in mineral fee interests, including without limitation, any reversionary interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, (d) all rights, titles and interest created by or arising under the terms of all present and future farmout agreements including, without limitation, any back-in interests related thereto, (e) all unsevered and unextracted hydrocarbons in, under or attributable with respect to any of the foregoing, and (f) all rights, remedies, powers and privileges with respect to any of the foregoing, in each case, including, without limitation, all of the foregoing which are classified as proved developed producing, proved developed non-producing, proved developed behind pipe, proved developed shut-in, proved undeveloped, probable and possible reserves and any other reserve category recognized by the Society of Petroleum Evaluation Engineers or any successor thereto.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to the Advancing Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advancing Term Loans occurring on such date.

“Participant” has the meaning specified in Section 9.4(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the first day of each calendar month and the Maturity Date.

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“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means those Liens permitted by Section 6 2.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other Equity Interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto), imposed as a result of taxable income attributed to such holder as a holder of Equity Interests of such Person under federal, state, and local income tax Laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other Equity Interests of such Person, provided, however the computation of tax distributions under this definition shall take into account the carryovers of items of loss, deduction and expense previously al located by the Borrower to holders of its Equity Interests, such that the excess, if any, of the aggregate items of losses from the prior taxable year over aggregate items of income from the prior taxable year will be deducted from the current taxable year’s income before applying the appropriate tax rate.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, including such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Lender may approve.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Ranch Collateral” means the roughly 1,300 acre ranch Property of Ranch Partners located in Cooke County, as further described in the applicable Security Instrument.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T’’ means Regulation T of the Federal Reserve Board, as in effect from time to time

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and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Reserve Report” means a current reserve report prepared by the Borrower or by an independent petroleum engineering firm acceptable to the Lender (as the Lender may request), prepared on a consistent basis in accordance with the customary standards and procedures of the petroleum industry, estimating the quantity of oil, gas, and associated hydrocarbons recoverable from the Oil and Gas Properties that are Mortgaged Property and all of the Oil and Gas Properties of the Loan Parties, and the projected income and expense attributable to the Oil and Gas Properties that are Mortgaged Property and all of the Oil and Gas Properties of the Loan Parties, including, without limitation, a description of reserves, net revenue interests and working interests attributable to the reserves, rates of production, gross revenues, operating expenses, ad valorem taxes, capital expenditures necessary to cause the Mortgaged Properties and all of Borrower’s oil and gas properties to achieve the rate of production set forth in the report, net revenues and present value of future net revenues attributable to the reserves and production therefrom, a statement of the assumptions upon which the determinations were made and any other matters related to the operations of the Oil and Gas Properties and the estimated income therefrom.

“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, executive vice president, or a Financial Officer of such Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any vice president, secretary or assistant secretary of such Loan Party, and (c) solely for purposes of Borrowing Requests, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article 2, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Lender (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Lender).

Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

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“Roosevelt Investments Subordinated Indebtedness” means the Indebtedness of Resources to Roosevelt Investments, LP, as evidenced by that certain Substitute Promissory Note, dated as of March 1, 2023, executed by Resources and payable to Roosevelt Investments, LP in the original principal amount of $60,000,000.

“Roosevelt Investments Subordination Agreement” means that certain Amended and Restated Subordination Agreement, dated as of the Closing Date, between Roosevelt Investments, LP and the Lender and acknowledged and agreed to by Resources.

“Sanctions” has the meaning specified in Section 3.16(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the collective reference to the Lender, each Bank Product Provider and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means, collectively, the Security Instruments and each and every other security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to the Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Security Instruments” means, individually or collectively as the context requires, (a) that certain Amended, Restated and Consolidated Deed of Trust and Security Agreement (Oil and Gas), dated as of the Closing Date, executed and delivered by Resources in favor of the Lender, (b) that certain Amended and Restated Deed of Trust and Security Agreement (Oil and Gas), dated as of the Closing Date, executed and delivered by YCM in favor of the Lender, and (c) that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed and delivered by Ranch Partners in favor of the Lender.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations) that (a) has been subordinated to the Obligations by a Subordination Agreement, and (b) has been approved in writing by the Lender as constituting Subordinated Indebtedness for purposes of this Agreement, including without limitation Roosevelt Investments Subordinated Indebtedness.

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“Subordination Agreements” means, collectively, the Roosevelt Investments Subordination Agreement and each other subordination agreement from time to time entered into by and among the Lender, the applicable Loan Party, and any holder of Subordinated Indebtedness, in form and substance satisfactory to the Lender.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person Unless otherwise specified in this Agreement, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, each and every Subsidiary of the Borrower as of the Closing Date, and each and every Subsidiary of the Borrower that becomes a Subsidiary Guarantor pursuant to Section 615, and “Subsidiary Guarantor” means any one of them.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Loan Party, an obligation to pay or perform under any agreement, contract, or transaction that constitutes “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means, subject to Section 1.3 hereof, the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

AMENDED AND RESTATED LOAN AGREEMENT – Page 17

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for purposes of calculating any Financial Covenant, the period of the four consecutive fiscal quarters ending on the applicable date of determination; provided, however, for purposes of calculating any Financial Covenant as of December 31, 2024, the Test Period shall be the period of the three consecutive fiscal quarters ending on December 31, 2024.

“Threshold Amount” means $250,000.

“Title Company” means Legacy Texas Title.

“Title Policy” means a TLTA Lender’s Policy of Title Insurance, in form and substance satisfactory to the Lender, issued by the Title Company and insuring the applicable Security Instruments covered thereby as first priority Liens on the Land and the Improvements described therein, containing such endorsements and with such re-insurance as the Lender may request and excepting only such items as shall be acceptable to the Lender.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“United States” and “US” mean the United States of America.

“Withholding Agent” means each of the Borrower and the Lender.

Section 1.2 Terms Generally: Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3 Accounting Terms; Changes in Accounting Principles.

(a)
Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with Accounting Principles. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with Accounting Principles as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of

AMENDED AND RESTATED LOAN AGREEMENT – Page 18

determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)
Changes in Accounting Principles. If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date hereof in Accounting Principles or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.6 Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict. However, in the event of any direct conflict (other than as described in the preceding sentences) between this Agreement and any other Loan Document, this Agreement shall control.

ARTICLE2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make one or more Advancing Term Loans to the Borrower from time to time on any Business Day prior to the Advancing Term Loan Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount of the Advancing Term Loan Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2 Loans and Borrowings.

(a)
Type of Loans. Each Loan shall be a Base Rate Loan. The Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)
Minimum Amounts. Each Borrowing shall be in an aggregate amount equal to $150,000 or a larger multiple of $50,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

AMENDED AND RESTATED LOAN AGREEMENT – Page 19

Section 2.3 Borrowing Requests.

(a)
Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Lender. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and delivered by facsimile or electronic communication, or may be given by telephone to the Lender (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by the Lender not later than 11:00 a.m., one Business Day prior to the date of the requested Borrowing.

(b)
Content of Borrowing Requests. Each Borrowing Request pursuant to this Section shall specify the following information in compliance with Section 2.2: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the location and number of the Borrower’s account to which funds are to be disbursed; and (iv) such other information as the Lender may reasonably request.

Section 2.4 Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to Borrower by promptly crediting the amounts in immediately available funds to the funding account.

Section 2.5 Prepayments.

(a)
Optional Prepayments. Subject to the conditions set forth below, the Borrower shall have the right, at any time and from time to time, upon notice to the Lender, to prepay the principal of any Loans or any other Borrowing in whole or in part, without premium or penalty.

(b)
Mandatory Prepayments.

(i)
Upon the Disposition of any assets by the Borrower or any other Loan Party (other than a Disposition permitted under Section 64), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party (such prepayments to be applied as set forth in Section 2.5(d) below); provided, however, that at the election of the Borrower (as notified by the Borrower to the Lender on or prior to the date of receipt of such proceeds), the Borrower or such other Loan Party may reinvest such proceeds to replace such assets in respect of which such proceeds were received so long as (A) such reinvestment is completed within 90 days after the receipt of such proceeds, (B) while such reinvestment is underway, all of such proceeds are on deposit with the Lender in a separate deposit account over which the Lender has exclusive control, and (C) such Disposition did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, that any Net Cash Proceeds not reinvested within such 90-day period shall be immediately applied to the prepayment of the Loans as otherwise set forth in Section 2.5(d) below. For the avoidance of doubt, nothing in this clause (i) shall be construed to permit any Disposition of assets not otherwise permitted hereunder.
(ii)
Upon the sale or issuance by the Borrower or any other Loan Party of any of its Equity Interests, the Borrower shall prepay an aggregate principal amount of Loans in the amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party (such prepayments to be

AMENDED AND RESTATED LOAN AGREEMENT – Page 20

applied as set forth in clause (d) below) For the avoidance of doubt, nothing in this clause ii shall be construed to permit any sale or issuance of Equity Interests not otherwise permitted hereunder.
(iii)
Upon the issuance or incurrence by the Borrower or any other Loan Party of any Indebtedness (other than Indebtedness permitted under Section 6.1), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party (such prepayment to be applied as set forth in clause (d) below). For the avoidance of doubt, nothing in this clause (iii) shall be construed to permit the issuance or incurrence of Indebtedness not otherwise permitted hereunder.
(iv)
Upon the receipt by the Borrower or any other Loan Party of any Net Cash Proceeds not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments (each, an “Extraordinary Receipt”), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such other Loan Party (such prepayments to be applied as set forth in Section 2.5(d) below); provided, however, that with respect to insurance proceeds received in connection with any casualty or condemnation event, at the election of the Borrower (as notified by the Borrower to the Lender on or prior to the date of receipt of such proceeds), the Borrower may apply such proceeds to the repair, restoration, or replacement of the assets suffering such casualty or condemnation event, so long as (A) such repair, restoration, or replacement is completed within 90 days after the receipt of such proceeds, (B) while such repair, restoration, or replacement is underway, all of such proceeds are on deposit with the Lender in a separate deposit account over which the Lender has exclusive control, and (C) such casualty or condemnation event did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, if such repair, restoration, or replacement is not completed within such 90-day period, then such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as otherwise set forth in Section 2.5(d) below.
(c)
Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Lender (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Lender not later than 11:00 a.m. one Business Day before the date of prepayment. Each Prepayment Notice shall be irrevocable, provided, that any Prepayment Notice may be conditioned upon the consummation of replacement financing.
(d)
Amounts; Application.

(i)
Each partial prepayment of any Borrowing pursuant to Section 2.5(a) shall be in an amount that would be permitted to be borrowed pursuant to Section 2.2. All prepayments of the Advancing Term Loans pursuant to Section 2.5(a) shall be applied to the Outstanding Amount thereof and, to the extent principal payments are required at such time pursuant to Section 2.7(a), shall be applied to the principal installments due on the Advancing Term Loans in the inverse order of maturity.
(ii)
Prepayments of Loans under Sections 2.5(b)(i) through (iv) shall be applied to the Outstanding Amount of Advancing Term Loans and, to the extent principal

AMENDED AND RESTATED LOAN AGREEMENT – Page 21

payments of the Advancing Term Loans are required at such time pursuant to Section 2 7(a), shall be applied to the principal installments due on the Advancing Term Loans in the inverse order of maturity. For the avoidance of doubt, the application of any mandatory prepayment to the Outstanding Amount of the Advancing Term Loans made pursuant to this Section 2.5(d)(ii) at any time prior to the Advancing Term Loan Commitment Termination Date shall not result in a corresponding permanent reduction of the Available Advancing Term Loan Commitment.

(iii)
All prepayments shall be accompanied by accrued interest to the extent required by Section 2.8.

Section 2.6 Termination or Reduction of Commitments.

(a)
Advancing Term Loan Commitment. Upon each funding of an Advancing Term Loan, the portion of the Advancing Term Loan Commitment available for further Borrowings of Advancing Term Loan Term Loans (the “Available Advancing Term Loan Commitment”) shall automatically and permanently terminate on the date of such funding Unless previously terminated, the Advancing Term Loan Commitment (or any remaining portion thereof) shall automatically terminate on the Advancing Term Loan Commitment Termination Date.

(b)
Optional Termination or Reduction of Advancing Term Loan Commitment. The Borrower may, upon notice to the Lender, terminate the Advancing Term Loan Commitment, or from time to time reduce the unused Advancing Term Loan Commitment; provided that (i) each such notice shall be in writing and must be received by the Lender not later than 11:00 a.m. at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Advancing Term Loan Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied), and (ii) any such partial reduction shall be in an aggregate amount of $250,000 or a larger multiple of $50,000.

Section 2.7 Payment of Principal.

(a)
Advancing Term Loan Facility. Commencing on the first Payment Date to occur after Advancing Term Loan Commitment Termination Date and on each Payment Date thereafter, the Borrower shall repay to the Lender the Outstanding Amount of the Advancing Term Loans in equal monthly installments, calculated based on the Outstanding Amount of the Advancing Term Loans on the Advancing Term Loan Commitment Termination Date and a 20-year straight line amortization thereof (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5). The then Outstanding Amount of the Advancing Term Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date.

(b)
Unconditional Payment. The Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by the Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior

AMENDED AND RESTATED LOAN AGREEMENT – Page 22

payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.
(c)
Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the Lender in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

Section 2.8 Interest.

(a)
Interest Rate. Subject to paragraph (b) of this Section, each Loan shall bear interest at a rate per annum equal to the Applicable Rate.
(b)
Default Interest Rate. If any amount payable by the Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Obligations outstanding hereunder at a rate per annum equal to the applicable Default Rate. The Borrower acknowledges that it would be extremely difficult or impracticable to determine the Lender’s actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty. Any interest accrued at the Default Rate shall be payable on demand.
(c)
Payment Dates. All accrued but unpaid interest on each Loan shall be payable in arrears on each Payment Date and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)
Interest Computation Period. Interest on the Loans and all fees and other amounts payable by the Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by the Lender shall be conclusive absent manifest error.

Section 2.9 Fees.

(a)
Lender Fees. The Borrower agrees to pay to the Lender fees payable in the amounts and at the times agreed to in any writing between the Borrower and the Lender.

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(b)
Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Lender of a fee hereunder shall be conclusive absent manifest error.

Section 2.10 Evidence of Debt.

(a)
Maintenance of Records. The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender. The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.
(b)
Promissory Notes. Upon the request of the Lender, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the Lender.

Section 2.11 Payments Generally.

(a)
Payments by the Borrower. All payments to be made by the Borrower hereunder or under the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff Except as otherwise expressly provided herein, all such payments shall be made to the Lender at the Lender’s principal office in immediately available funds not later than 11:00 a.m. on the date specified herein. All amounts received by the Lender after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the applicable Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars. The Lender is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.
(b)
Application of Insufficient Payments. Subject to Section 8.3. if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.12 Increased Costs.

(a)
Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in

AMENDED AND RESTATED LOAN AGREEMENT – Page 24

Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(b)
Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)
Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Taxes.

(a)
Defined Terms. For purposes of this Section, the term “Applicable Law’’ includes FATCA.
(b)
Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)
Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)
Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)
Evidence of Payments. As soon as practicable after any payment of Taxes by the

AMENDED AND RESTATED LOAN AGREEMENT – Page 25

Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(f)
Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)
Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 2.14 Extension of Maturity Date.

(a)
Request for Extension. The Borrower may, by notice to the Lender not earlier than 75 days and not later than 50 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that the Lender extend the Maturity Date for a period of five years from the Existing Maturity Date (except that, if such date is not a Business Day, the Maturity Date as so extended shall be the next preceding Business Day); provided the Borrower may only request one extension of the Existing Maturity Date hereunder (and the Existing Maturity Date may only be extended one time hereunder).

(b)
Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective unless:
(i)
no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)
the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

AMENDED AND RESTATED LOAN AGREEMENT – Page 26

(iii)
at the time of such extension and after giving proforma effect thereto, the Borrower is in compliance with the Financial Covenants;
(iv)
at the time of such extension, the Loan-to-Value Ratio does not exceed 65%, and the Outstanding Amount of the Advancing Term Loans does not exceed $9,100,000;

(v)
the Lender shall have received evidence in form and substance and pursuant to documentation satisfactory to it that the maturity date of the Roosevelt Investments Subordinated Indebtedness has been extended to a date no earlier than six months following the Maturity Date in effect after giving effect to such extension;
(vi)
the Lender shall have received such other documents and instruments as the Lender shall reasonably require in connection with such extension; and
(vii)
the Borrower shall have paid all reasonable costs and expenses incurred by the Lender in connection with such extension, including, without limitation, underwriting, title and legal fees and costs.
(c)
Amendment. In connection with any extension of the Maturity Date, the Borrower and the Lender may make such amendments to this Agreement as the Lender determines to be reasonably necessary to evidence the extension; provided, unless otherwise agreed by the Borrower and the Lender at the time of the extension of the Existing Maturity Date, the terms and conditions applicable to the Loans shall be the same as those in effect immediately prior to such extension, including, without limitation, (i) the repayment of the Outstanding Amount of the Advancing Term Loans in equal monthly installments in accordance with Section 2.7, and (ii) the accrual and repayment of interest in accordance with Section 2.8.

Section 2.15 Survival. Each party’s obligations under this Article 2 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, and to make Loans hereunder, the Borrower represents and warrants to the Lender that:

Section 3.1 Existence, Qualification, and Power. Each of the Borrower and the other Loan Parties: (a) is duly incorporated, organized or formed, validly existing, and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and where failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the other Loan Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

AMENDED AND RESTATED LOAN AGREEMENT – Page 27

Section 3.2 Authorization; No Contravention. The execution, delivery and performance by each of the Borrower and the other Loan Parties of this Agreement and each other Loan Document to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all necessary corporate or other organizational action on the part of such Person and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach, default or contravention of, or the creation of any Lien (other than any Lien under any Loan Document) under, or require any payment to be made under (i) any Material Contractual Obligation to which the Borrower or any other Loan Party is a party or affecting the Borrower or the properties of the Borrower or any other Loan Party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower, any other Loan Party or any Subsidiary or its property is subject, (c) violate any Law or (d) result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, other than Permitted Liens.

Section 3.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any other Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions, notices, or filings that have been duly obtained, taken or made and are in full force and effect.

Section 3.4 Execution and Delivery; Binding Effect Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each other Loan Party This Agreement constitutes, and each other Loan Document to which the Borrower or any other Loan Party is a party, when so delivered will constitute, legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as may be limited by Debtor Relief Laws.

Section 3.5 Financial Statements; No Material Adverse Effect.

(a)
Financial Statements. All financial statements which have been delivered to the Lender were prepared in accordance with Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the applicable Loan Parties as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)
No Material Adverse Change. Since the effective date of the most recent financial statements referred to in this Section, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any Subsidiary, or any other Loan Party or against any of their properties or revenues that (a) except as specifically disclosed in Schedule 3.6, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

AMENDED AND RESTATED LOAN AGREEMENT – Page 28

Section 3.7 No Material Adverse Effect; No Default; Material Contractual Obligations. No Loan Party is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Schedule 3.7 sets forth a complete and correct list of all Material Contractual Obligations in effect or to be in effect on the Closing Date. None of the Borrower and the other Loan Parties is in default under or with respect to any Material Contractual Obligation.

Section 3.8 Ownership of and Rights in Properties.

(a)
Each of the Loan Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all real property (other than the Oil and Gas Properties) necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)
The most recently delivered Reserve Report sets forth a complete and accurate list of all Oil and Gas Properties owned by the applicable Loan Parties as of such date, showing as of the date thereof the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease in which any of the Loan Parties has an interest, which leases shall be grouped by the applicable well or unit. Each of the Loan Parties has good and defensible title in and to such Oil and Gas Properties, free and clear of all Liens, other than Permitted Liens. No Person other than the applicable Loan Party has any ownership interests, whether legal or beneficial, in any Loan Party’s purported interests in such Oil and Gas Properties.

Section 3.9 Taxes. The Borrower, its Subsidiaries and each other Loan Party have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Disclosure.

(a)
The Borrower has disclosed to the Lender the material terms of all agreements, instruments and corporate or other restrictions to which any of the Loan Parties is subject, and all other matters known to it that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or proforma financial information) furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

AMENDED AND RESTATED LOAN AGREEMENT – Page 29

(b)
As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.11 Compliance with Laws. Each of the Borrower, its Subsidiaries and each of the other Loan Parties is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.12 ERISA Compliance.

(a)
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)
There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERJSA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e)
To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary or other Loan Party has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary or other Loan Party, as applicable, on the basis of actuarial

AMENDED AND RESTATED LOAN AGREEMENT – Page 30

assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

Section 3.13 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower, any Subsidiary or any other Loan Party.

Section 3.14 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

Section 3.15 Investment Company Act. Neither the Borrower nor any other Loan Party is registered, or is required to be registered, as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.16 Sanctions; Anti-Corruption.

(a)
None of the Borrower, any of its Subsidiaries, any other Loan Party or any director, officer, employee, agent, or Affiliate of the Borrower, any of its Subsidiaries, or any other Loan Party is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any list-based or territorial sanctions including, without limitation, (ii) the subject of any sanctions administered or enforced by the US. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the US. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine).

(b)
Each of the Borrower, its Subsidiaries, the other Loan Parties, and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower, its Subsidiaries, and the other Loan Parties are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrower, its Subsidiaries, and the other Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

Section 3.17 Solvency. Each of the Borrower and the other Loan Parties is Solvent.

AMENDED AND RESTATED LOAN AGREEMENT – Page 31

Section 3.18 Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 3.18 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 6.15), and Schedule 3.18 sets forth (a) the jurisdiction of incorporation or organization of each such Subsidiary, and (b) the percentage of the Borrower’s ownership interest in each such Subsidiary. All of the outstanding Equity Interests of each Subsidiary described on Schedule 3. 18 have been validly issued, are fully paid, and are nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any Subsidiary.

Section 3.19 Liens. No Loan Party has any Liens other than Permitted Liens.

Section 3.20 Intellectual Property. Each of the Loan Parties and their respective Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Loan Parties does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Loan Parties as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Business Purpose. The Advancing Term Loan Facility is solely for the purpose of carrying on the business of the Borrower and its Affiliates and is not for personal, family, household or agricultural purposes.

Section 3.22 No Reliance on the Lender. The Borrower’s principals are experienced in the ownership and operation of properties similar to the Mortgaged Property, and the Borrower and the Lender have and are relying solely upon the expertise of the Borrower’s principals and the Borrower’s business plan in connection with the ownership and operation of the Mortgaged Property. The Borrower is not relying on the Lender’s expertise or business acumen in connection with the Mortgaged Property.

Section 3.23 Utility Services. All utility services of sufficient size and capacity necessary for the operation of the Improvements and the use thereof for their intended purposes are available at the property line(s) of the Land for connection to the Improvements.

Section 3.24 Access. All roads necessary for the full utilization of the Improvements for their intended purposes have been completed and have been dedicated to the public use and accepted by the appropriate Governmental Authority, and the Land has direct legal access to such roads.

Section 3.25 Leases. Schedule 3.25 sets forth a complete and correct list of all Leases in effect or to be in effect on the Closing Date, each of which is in full force and effect. There are no amendments or modifications to any Lease of any kind (other than amendments or modifications permitted under the Loan Documents, true, correct and complete copies of which have been delivered to the Lender), and there are no promises, agreements, understandings or commitments between the Borrower and any other Person relating to any Lease, other than those expressly contained therein There are no defaults or events of defaults under any Lease.

AMENDED AND RESTATED LOAN AGREEMENT – Page 32

ARTICLE4

CONDITIONS PRECEDENT

Section 4.1 Initial Extension of Credit. The obligation of the Lender to make Loans hereunder is subject to the satisfaction of the following conditions (and, in the case of each document specified in this Section to be received by the Lender, such document shall be in form and substance satisfactory to the Lender).

(a)
Executed Counterparts. The Lender shall have received (i) from each party hereto, a counterpart of this Agreement signed on behalf of such party and (ii) duly executed copies of the other Loan Documents (or, in each case, written evidence satisfactory to the Lender (which may include email transmission of a signed signature page to this Agreement or such other Loan Document, as the case may be) that such party has signed a counterpart of this Agreement or such other Loan Document, as the case may be);
(b)
Certificates. The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of the Borrower and each other Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;
(c)
Corporate Documents. The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower, its Subsidiaries and each other Loan Party and any other legal matters relating to the Borrower, its Subsidiaries, each other Loan Party, the Loan Documents or the transactions contemplated thereby;
(d)
Closing Certificate. The Lender shall have received a certificate executed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 4.2(b), (c) and (d) have been satisfied, and (ii) no consents, licenses or approvals are required in connection with the execution, delivery and performance by each Loan Party, and the validity against each Loan Party, of the Loan Documents to which it is a party, other than those, if any, which have been previously delivered to the Lender;
(e)
Security Matters. The Lender shall have received (i) such stock powers or other agreements or instruments of transfer as the Lender may request to perfect its Lien on any Collateral to the extent required under the Security Documents, (ii) UCC financing statements reflecting the applicable Loan Parties, as debtors, and the Lender, as secured party, covering such Collateral as the Lender may request, and (iii) if requested by the Lender, customary landlord waivers, in form and substance reasonably satisfactory to the Lender, for each real property location leased by Borrower or any other Loan Party, together with a true and complete copy of each lease with respect thereto;

(f)
Leases. The Lender shall have received true, correct and complete copies of all Leases described on Schedule 3 25;

(g)
Mortgaged Property Documents. The Lender shall have received, and/or the Borrower shall have provided, as applicable:
(i)
a commitment to issue the Title Policy, together with copies of all documentation evidencing exceptions raised therein;

AMENDED AND RESTATED LOAN AGREEMENT – Page 33

(ii)
a survey of the Land certified in a manner acceptable to the Lender (the “Survey”);

(iii)
evidence indicating whether the Improvements or any part thereof are or will be located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration; and, if so, a flood notification form signed by the Borrower and evidence that flood insurance required by Section 5.6 of this Agreement is in place for the Improvements and contents, all in form and substance satisfactory to the Lender;
(iv)
an Appraisal of the Ranch Collateral acceptable to the Lender;

(v)
if requested by the Lender, an environmental report with respect to the Mortgaged Property prepared by an environmental consultant acceptable to the Lender; and
(vi)
evidence that all utilities and municipal services required for the operation of the Improvements are or will be available at the Mortgaged Property;
(h)
Insurance Matters. The Lender shall have received copies of insurance certificates describing all insurance policies required by Section 5.6 and by the Security Documents, together with lender loss payable and additional insured endorsements in favor of the Lender with respect to all insurance policies covering Collateral;
(i)
Subordination Agreements. The Lender shall have received the Subordination Agreements, in each case, executed by the applicable parties in favor of the Lender, in form and substance reasonably satisfactory to the Lender, together with true, correct and complete copies of the documents, instruments and agreements evidencing the Subordinated Indebtedness, in form and substance reasonably satisfactory to the Lender;
(j)
Lien Searches. The Lender shall have received the results of Lien searches showing all financing statements and other documents or instruments on file against each Loan Party in the appropriate filing offices, such searches to be as of a date acceptable to the Lender and reflecting no Liens against any of the intended Collateral other than Permitted Liens or any other Liens being released concurrently with the initial Loans;
(k)
Material Contractual Obligations. The Borrower shall have provided to the Lender true and correct copies of all Material Contractual Obligations described on Schedule 3.7;

(l) Fees and Expenses. The Borrower shall have paid in full all fees, costs and expenses (including legal fees and expenses) referred to in Section 9 3, to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Closing Date;

(m)
KYC Information; Beneficial Ownership Certification. The Borrower shall have provided to the Lender, (i) at least five days prior to the Closing Date, the documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to the Borrower and each other Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;
(n)
Due Diligence. The Lender and its legal counsel shall have completed a due diligence investigation of the Borrower, its Subsidiaries, the other Loan Parties, and their respective

AMENDED AND RESTATED LOAN AGREEMENT – Page 34

Affiliates, including the ownership and capital structure thereof, in scope, and with results, reasonably satisfactory to the Lender and its legal counsel; and
(o)
Other Documents. The Lender shall have received such other documents as the Lender may reasonably request.

The Lender shall notify the Borrower of the Closing Date.

Section 4.2 Conditions to All Loans. The obligation of the Lender to make any Loan (including its initial Loans) is additionally subject to the satisfaction of the following conditions.

(a)
Borrowing Request. The Lender shall have received a Borrowing Request in accordance with the requirements of this Agreement;
(b)
Representations and Warranties. All of the representations and warranties contained in Article 3 and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)
No Default. No Default shall have occurred and be continuing, or would result from such Borrowing or from the application of proceeds thereof;
(d)
No Material Adverse Effect. No event or circumstance shall exist or shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect; and

(e)
Availability. With respect to any Borrowing under the Advancing Term Loan Facility, the requested Advancing Term Loan shall not exceed the Available Advancing Term Loan Commitment.

Each Borrowing Request by the Borrower delivered hereunder and each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Borrowing that the matters and conditions specified in this Section 4.2 have been satisfied on and as of the date of such Borrowing Request.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 5.1 Financial Statements and Related Reporting Requirements. The Borrower will furnish to the Lender:

(a)
Semi-Annual Financial Statements. As soon as available, and in any event within 45 days after June 30th and December 31st of each year, commencing with the period ending June 30, 2024, a combined and combining balance sheet of Ranch Partners, YCM and their respective Subsidiaries as of such date and the related combined and combining statements of income or operations, shareholders’ or members’ equity and cash flows for the six-month period then ending on such date, setting forth in each case in comparative form the figures for the previous fiscal year or the corresponding portion of the previous fiscal year, as applicable, certified by a Financial Officer of Ranch Partners and YCM as fairly presenting in all material respects the financial

AMENDED AND RESTATED LOAN AGREEMENT – Page 35

condition, results of operations, shareholders’ equity and cash flows of Ranch Partners, YCM and their respective Subsidiaries on a combined and combining basis in accordance with Accounting Principles consistently applied; and
(b)
Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each fiscal quarter of Resources, including the last fiscal quarter of each fiscal year, beginning with the fiscal quarter ending March 31, 2024, a consolidated and consolidating balance sheet of Resources and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income or operations, shareholders’ or members’ equity and cash flows for such fiscal quarter and for the portion of the Resources’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of Resources as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Resources and its Subsidiaries on a consolidated and consolidating basis in accordance with Accounting Principles consistently applied, subject only to normal year-end audit adjustments and the absence of notes.

Section 5.2 Certificates; Reporting Requirements and Other Information. The Borrower will deliver, or will cause to be delivered, to the Lender:

(a)
Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5. l(a) and Section 5 l(b) for the fiscal quarters ending June 30 and December 31 of each fiscal year, a duly executed and completed Compliance Certificate;
(b)
Tax Returns. Within 45 days after the filing, and in any event by October 15 of each year, copies of all federal income tax returns of the Borrower and each other Loan Party, or copies of any extensions of the filing date with respect thereto;
(c)
Reserve Reports. Within 75 days after each request by the Lender (or such later date as the Lender may agree in its sole discretion), a Reserve Report (which, if requested by the Lender, shall be by an independent petroleum engineering firm acceptable to the Lender), together with such other production reports, hedging reports, gas balancing reports and other information related to the Oil and Gas Properties as the Lender may request in connection therewith;
(d)
Management Letters. Promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Lender may from time to time reasonably request;
(e)
Other Creditors. Promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;

(f) Updated Schedules. Promptly upon each request by the Lender, updates to such schedules to this Agreement and to such other Loan Documents as may be requested by the Lender, upon which delivery the Borrower shall be deemed to have made all applicable representations and warranties contained in the applicable Loan Documents with respect thereto; and

AMENDED AND RESTATED LOAN AGREEMENT – Page 36

(g) General Information. Promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, any Subsidiary, or any other Loan Party, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request, and (ii) such information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering rules and regulations.

Section 5.3 Notices. As soon as possible, and in any event within five Business Days, the Borrower will promptly notify the Lender of:

(a)
the occurrence of any Default, which shall be in a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(b)
the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;
(c)
the occurrence or receipt of notice of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;
(d)
any action arising under any Environmental Law or of any noncompliance by the Borrower, any Subsidiary, or any other Loan Party with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e) any material change in accounting or financial reporting practices by any Loan Party;

(f) any matter that has had or could reasonably be expected to have a Material Adverse Effect, including the details of such matter and the action that the Borrower has taken and proposes to take with respect thereto; and

(g) promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Lender in relation to the Borrower that would result in a change to the list of beneficial owners identified in such certification, notice thereof and an updated Beneficial Ownership Certification.

Section 5.4 Maintenance and Preservation of Existence, Etc. The Borrower will, and will cause each of the other Loan Parties to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 6.3 or 6.4; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

AMENDED AND RESTATED LOAN AGREEMENT – Page 37

Section 5.5 Maintenance and Operation of Properties.

(a)
Each of the Loan Parties will, and will cause each of their respective Subsidiaries to, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (ii) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)
Each Loan Party shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Maintenance of Insurance.

(a)
The Borrower will, and will cause each of the other Loan Parties to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such Persons, provided that in any event the Borrower will maintain and cause each of the other Loan Parties to maintain property insurance and comprehensive general liability insurance, in each case reasonably satisfactory to the Lender Each insurance policy covering Collateral shall name the Lender as lender loss payee and each insurance policy covering liabilities shall name the Lender as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days’ prior written notice to the Lender, except for cancellation due to nonpayment of premium, which notice will delivered with at least 10 days’ prior written notice.

(b)
If the Improvements or any part thereof lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency, a one hundred year flood plain or other area reasonably identified by the Lender as having a high or moderate risk of flooding, the Borrower shall, or shall cause the applicable Loan Parties to, maintain a flood insurance policy or policies (whether or not coverage is available from the National Flood Insurance Program or otherwise required by the Applicable Laws), in form and substance acceptable to the Lender covering the Improvements and contents (to the extent the contents secure the Obligations), for the duration of the Loans in an amount at least equal to the full insurable value on a replacement cost basis (without deduction for depreciation) of the Improvements and contents, if applicable, or the amount of the Obligations, whichever is less.

(c)
Unless the Borrower provides the Lender with evidence satisfactory to the Lender of the insurance coverage required by this Agreement, the Lender may purchase insurance at the Borrower’s and/or the applicable Loan Party’s expense to protect the Lender’s interests in the Mortgaged Property This insurance may, but need not, protect the Borrower’s and/or the applicable Loan Party’s interests in the Mortgaged Property. The coverages that the Lender purchases may not pay any claim that the Borrower and/or the applicable Loan Party makes or any claim that is made against the Borrower and/or the applicable Loan Party in connection with the Mortgaged Property. The Borrower or the Lender (as appropriate) may later cancel any insurance purchased by the Lender, but only after the Lender receives satisfactory evidence that the Borrower and/or the applicable Loan Party has obtained insurance as required by this Agreement. If the Lender

AMENDED AND RESTATED LOAN AGREEMENT – Page 38

purchases insurance for the Mortgaged Property, the Borrower will be responsible for the costs of that insurance, including any charges imposed by the Lender in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at the Lender’s discretion, be added to the Borrower’s total principal obligation owing to the Lender and in any event shall be secured by the Liens on the Mortgaged Property created by the Loan Documents. It is understood and agreed that (i) the costs of insurance obtained by the Lender may be more than the costs of insurance the Borrower and/or the applicable Loan Party may be able to obtain on its own, and (ii) the amount of coverage may be more than required by Applicable Law, if any. TEXAS FINANCE CODE SECTION 307.052. COLLATERAL PROTECTION INSURANCE NOTICE: (A) THE BORROWER IS REQUIRED TO (i) KEEP THE MORTGAGED PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED HEREIN; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE WHERE THE LAND IS LOCATED OR AN ELIGIBLE SURPLUS LINES INSURER OR OTHERWISE AS PROVIDED HEREIN; AND (iii) NAME THE LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS PROVIDED HEREIN; (B) SUBJECT TO THE PROVISIONS HEREOF, THE BORROWER MUST, IF REQUIRED BY THE LENDER, DELIVER TO THE LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) SUBJECT TO THE PROVISIONS HEREOF, IF THE BORROWER FAILS TO MEET THE LENDER’S REQUIREMENTS FOR INSURANCE COVERAGE AS DESCRIBED HEREINABOVE, THE LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF THE BORROWER AT THE BORROWER’S EXPENSE.
(d)
If all or any part of the Mortgaged Property shall be damaged or destroyed by fire or other casualty, the Borrower shall give prompt written notice to the insurance carrier and the Lender. The Borrower hereby authorizes and empowers the Lender, at the Lender’s option and in the Lender’s sole discretion, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Lender’s expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of the Lender to act as attorney in fact for Borrower shall not become effective until the occurrence and during the continuance of a Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in the Lender’s reasonable opinion after written notice from the Lender to the Borrower and such failure is not cured within 10 days. The foregoing authorization is continuing so long as the Commitments or any payment Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in the Lender, its successors and assigns.

Section 5.7 Payment of Obligations; Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries and each other Loan Party to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with Accounting Principles are being maintained by such Person.

Section 5.8 Compliance with Laws. The Borrower will, and will cause each of the other Loan Parties to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

AMENDED AND RESTATED LOAN AGREEMENT – Page 39

Section 5.9 Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of the other Loan Parties to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of the other Loan Parties, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of the other Loan Parties.

Section 5.10 Keeping Books and Records. The Borrower will, and will cause each of the other Loan Parties to, maintain proper books of record and account, in which full, true and correct entries in conformity with Accounting Principles consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such other Loan Party, as the case may be.

Section 5.11 Inspection Rights.

(a)
The Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to conduct Collateral and field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours and without advance notice.
(b)
In addition to the foregoing Section 5.11(a), the Lender shall have the right to order new Appraisals of the Mortgaged Property from time to time, all at the expense of the Borrower and upon reasonable advance notice and at such reasonable times during normal business hours; provided, other than with respect to any such Appraisals during the continuation of an Event of Default, the Lender shall not conduct more than one Appraisal in any 12-month period; provided, further, that when an Event of Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours.

Section 5.12 Use of Proceeds. The Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, use the proceeds of the Advancing Tenn Loans made hereunder for (i) the repayment of existing Indebtedness (including, without limitation, the Roosevelt Investments Subordinated Indebtedness) to the extent permitted hereunder and (ii) from time to time for working capital in the ordinary course of business and for other general corporate purposes of the Loan Parties and their respective Subsidiaries and Affiliates and not in contravention of any Law or of any Loan Document; provided, however, the amount of proceeds of the Advancing Term Loans which may be used for payments on the Roosevelt Investments Subordinated Indebtedness and/or Restricted Payments may not exceed $3,000,000 in the aggregate.

Section 5.13 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

AMENDED AND RESTATED LOAN AGREEMENT – Page 40

Section 5.14 Depository Relationship. The Borrower shall, and shall cause each of its Subsidiaries to, maintain the Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 5.15 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guaranty or any other Loan Document to which it is a party, including Swap Obligations (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, as it relates to such other Loan Parties, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until the Obligations are paid in full to the Lender and all other Secured Parties, and all of the Commitments are terminated. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.16 Further Assurances. The Borrower will, and will cause each of its Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

Section 5.17 Condemnation and Other Awards. Promptly upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of the Mortgaged Property or any part thereof, the Borrower shall notify the Lender of such fact. The Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that the Borrower shall not enter into any settlement of such proceeding without the prior approval of the Lender. The Lender shall be entitled, at its option, to appear in any such proceeding in its own name, and upon the occurrence and during the continuation of a Default or if the Borrower fails to diligently prosecute such proceeding, (a) the Lender shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of the Borrower, and (b) the Borrower hereby irrevocably constitutes and appoints the Lender as its attorney in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf. The foregoing appointment is irrevocable and continuing so long as the Commitments or any Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in the Lender, its successors and assigns. If the Mortgaged Property or any material part thereof is taken, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to the Borrower or any other Loan Party, as applicable, by virtue of its interest in the Mortgaged Property, shall be, and by these presents is, assigned, transferred and set over unto the Lender. The Net Cash Proceeds of any such award or settlement shall be first applied to reimburse the Lender for all reasonable costs and expenses, including reasonable attorneys’ fees, actually in connection with the collection of such award or settlement. The balance of such Net Cash Proceeds shall be paid to the Lender for application to the Loans in accordance with Sections 2.5(b) and 2.5(d).

AMENDED AND RESTATED LOAN AGREEMENT – Page 41

Section 5.18 Title Assurances. Without limitation of any other requirements contained in this Agreement and the other Loan Documents, the Borrower shall, (a) upon request by the Lender, deliver to the Lender title opinions and/or other title information and data acceptable to the Lender regarding the Oil and Gas Properties of the Loan Parties; and (b) promptly, but in any event within 30 days (or such longer period as may be agreed to in writing by the Lender in its sole discretion) after notice by the Lender of any defect, material in the opinion of the Lender, in the title of the applicable Loan Party to any Oil and Gas Property covered by the Security Instruments, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender in attempting to do so.

ARTICLE6

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.1 Indebtedness. The Borrower will not, and will not permit any other Loan Party to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness or issue any preferred stock or Equity Interests, except:

(a)
the Obligations under the Loan Documents;
(b)
Indebtedness outstanding on the Closing Date and listed on Schedule 6.1 (to the extent not already permitted hereunder) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the direct or contingent obligor with respect thereto is not changed;
(c)
Guarantees of the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder, provided that the primary obligation being guaranteed is not prohibited by this Agreement;
(d)
(i) Bank Product Obligations, other than Swap Contracts, and (ii) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes;
(e)
Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.2(h); provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $250,000;

(f)
Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

AMENDED AND RESTATED LOAN AGREEMENT – Page 42

(g)
Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;
(h)
Subordinated Indebtedness; provided that (i) all obligations under any Subordinated Indebtedness shall be subordinated to the Obligations pursuant to a Subordination Agreement, (ii) no Subordinated Indebtedness shall mature any earlier than six months following the Maturity Date then in effect at the time of the issuance of the Subordinated Indebtedness, (iii) no payments of principal may be made pursuant to or under any Subordinated Indebtedness unless otherwise permitted by the applicable Subordination Agreement, (iv) the terms and conditions applicable to any Subordinated Indebtedness (and any amendments thereto), shall be satisfactory to the Lender in its sole discretion, and (v) the aggregate principal amount of all Indebtedness outstanding under this Section 6.1(h) shall not at any time exceed $60,000,000; and any refinancings, refundings, renewals or extensions thereof to the extent that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and
(i)
other unsecured Indebtedness in an aggregate principal amount not to exceed $150,000 at any time outstanding.

Section 6.2 Limitation on Liens. The Borrower will not, nor will it permit any other Loan Party to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)
Liens existing on the date hereof and listed on Schedule 6.2, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, and (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.1(b). and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.1(b).
(b)
Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Accounting Principles;
(c)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower or a Subsidiary;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the

AMENDED AND RESTATED LOAN AGREEMENT – Page 43

ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(g)
Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(j);
(h)
Liens securing Indebtedness permitted under Section 6.1(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(i)
Liens (i) of a collecting bank arising under Section 4-210 (or equivalent Section) of the Uniform Commercial Code as in effect in the applicable jurisdiction on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;
(j)
any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;
(k)
leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and
(l)
Liens in favor of the Lender for the benefit of the Secured Parties.

Section 6.3 Fundamental Changes; Mergers, Etc. The Borrower will not, nor will it permit any other Loan Party to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)
any Subsidiary may merge or consolidate with, or dissolve or liquidate into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries. provided that when any Subsidiary is merging with a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person;
(b)
any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary Guarantor;
(c)
the Borrower and its Subsidiaries may make Dispositions permitted by Section 6.4;

(d)
any Investment permitted by Section 6.6 may be structured as a merger, consolidation or amalgamation; and
(e)
any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

AMENDED AND RESTATED LOAN AGREEMENT – Page 44

Section 6.4 Dispositions. The Borrower will not, and will not permit any other Loan Party to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)
Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)
Dispositions of inventory (including hydrocarbons) and Investments in the ordinary course of business;
(c)
Dispositions of equipment to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property by any Subsidiary to the Borrower or to a Subsidiary Guarantor;

(e) Dispositions permitted by Section 6.3;

(f) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries;

(g)
Dispositions of intellectual Property rights that are no longer used or useful in the business of the Loan Parties; and
(h)
to the extent constituting a Disposition, Restricted Payments permitted by Section 6 5 and Investments permitted by Section 6.6.

Section 6.5 Restricted Payments. The Borrower will not, nor will it permit any other Loan Party to, declare or make, directly or indirectly, any Restricted Payment, or pay any management fees or similar fees or any earn-out or similar obligations, or incur any obligation (contingent or otherwise) to do so, except that:

(a)
each Subsidiary may make Restricted Payments to the Borrower;
(b)
each Loan Party may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c)
each Loan Party may make Permitted Tax Distributions; provided (i) such Loan Party is treated as a pass-through entity for federal income tax purposes, and (ii) both immediately prior to such Restricted Payment and upon giving proforma effect thereto, no Default exists; and

(d)
each of the Loan Parties may (i) declare or pay cash dividends to the holders of its Equity Interests and (ii) purchase, redeem or otherwise acquire its Equity Interests for cash, in each case, so long as, both immediately prior to such Restricted Payment and upon giving pro forma effect thereto, (A) no Default exists, and (B) the Borrower is in compliance with the Financial Covenants for the most recently ended fiscal quarter for which financial statements are available (calculated on a pro forma basis upon giving effect to such Restricted Payment); provided, the aggregate amount of Restricted Payments made pursuant to this Section 6 5(d), together with the aggregate amount of payments made on the Roosevelt Investments Subordinated Indebtedness, may not exceed $3,000,000 in the aggregate during the initial term of this Agreement.

AMENDED AND RESTATED LOAN AGREEMENT – Page 45

Section 6.6 Investments. The Borrower will not, and will not permit any other Loan Party to, directly or indirectly, make any Investments, except:

(a)
Investments held by the Borrower or such other Loan Party in the form of Cash Equivalents;

(b)
(i) Investments in Subsidiaries in existence on the Closing Date and (ii) other Investments in existence on the Closing Date and identified on Schedule 6 6, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(c)
Investments of the Borrower in any Subsidiary Guarantor;

(d)
Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)
Investments consisting of the endorsement by the Borrower or any other Loan Party of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(f) to the extent constituting an Investment, transactions otherwise permitted by Sections 6.1, 6.3 and 6 5;

(g)
direct investments by Roosevelt Resources and YCM in Oil and Gas Properties and related equipment in the ordinary course of business; and
(h)
other Investments not exceeding $250,000 in the aggregate in any fiscal year of the Borrower.

Section 6.7 Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction of any kind with any Affiliate of the Borrower or such other Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such other Loan Party as would be obtainable by the Borrower or such other Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions among Loan Parties to the extent permitted under the Loan Documents, (b) Restricted Payments permitted by Section 6.5. and (c) Investments permitted by Section 6.6.

Section 6.8 Burdensome Agreements; Certain Restrictive Agreements. The Borrower will not, and will not permit any other Loan Party to, enter into any agreement or other Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) any Loan Party to Guarantee any Indebtedness of the Borrower, or (iii) the Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6 l(e) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

AMENDED AND RESTATED LOAN AGREEMENT – Page 46

Section 6.9 Accounting Changes. The Borrower will not, and will not permit any other Loan Party to, (a) change its fiscal year, (b) make any material change (i) in accounting treatment or reporting practices, except as required by Accounting Principles and disclosed to the Lender, or (ii) in Tax reporting treatment, except as required by Law and disclosed to the Lender and, in any case, subject to Section 13, or (c) permit the last day of its fiscal year to end on a day other than December 31 or change its method of determining its fiscal quarters.

Section 6.10 Changes in Nature of Business. The Borrower will not, and will not permit any other Loan Party to, engage to any material extent in any business other than those businesses conducted by the Borrower and the other Loan Parties on the Closing Date or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

Section 6.11 Restriction on Use of Proceeds. The Borrower will not use the proceeds of any Loan or Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

Section 6.12 Amendments of Certain Documents. The Borrower shall not, and shall not permit any other Loan Party to, amend or restate any of (a) their respective Organizational Documents in any manner that would be materially adverse to the Borrower, any Subsidiary, or any Secured Party or (b) the Subordinated Indebtedness except if and to the extent permitted by the terms of the applicable Subordination Agreement.

Section 6.13 Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (b) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (c) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the Lender, underwriter, advisor, investor, or otherwise).

Section 6.14 Payment of Subordinated Debt. The Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, make any scheduled, optional or voluntary payment, prepayment, repurchase or redemption of any Subordinated Indebtedness, except if and to the extent permitted by the terms of this Agreement or the applicable Subordination Agreement.

Section 6.15 Subsidiaries. The Loan Parties shall not, directly or indirectly, form or acquire any Subsidiary unless the Borrower delivers prior written notice to the Lender thereof and, within 10 days after the date on which such Person becomes a Subsidiary (or such longer period as the Lender may agree in its sole discretion), (a) the Borrower shall execute and deliver, or cause such other Person to execute and deliver, to the Lender all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by the Lender to ensure that the Lender has a perfected Lien on 100% of the Equity Interests in such Subsidiary; and (b) the Borrower shall, or shall cause each such Subsidiary to, (i) become a Subsidiary Guarantor by executing and delivering to the Lender a Guaranty, (ii) execute and deliver all Security Documents requested by the Lender, and (iii) deliver to the Lender such other documents and instruments as the Lender may reasonably require, including appropriate favorable opinions of counsel to such Subsidiary in form, content and scope reasonably satisfactory to the Lender.

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Section 6.16 No Demolition or Major Alterations. Absent obtaining the prior written consent of the Lender (which may be granted or withheld in the Lender’s sole discretion), the Borrower shall not, and shall not permit any other Loan Party to, demolish all or any portion of the Improvements or commence any Major Alterations or execute contracts with respect thereto. Without limitation to the foregoing, it is expressly understood and agreed that the Lender shall require, as part and parcel of its consideration for any consent to a Major Alteration, any plans or architectural drawings with respect to such proposed alteration, a cost budget with respect thereto, an approved construction budget, an approved general contractor, approved major subcontractors and verification that such proposed construction project shall not create a material hindrance to the ongoing operations or financial performance of the Mortgaged Property.

ARTICLE 7

FINANCIAL COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 7.1 Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio, tested as of June 30th and December 31st of each year, commencing December 31, 2024, to be less than 1.20 to 1.00.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)
the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any interest on any Loan, or any fee or any other amount (other than an amount referred to in clause (a)(i)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more days from the date the Borrower receives written notice of such failure from the Lender;

(b)
the Borrower shall breach any provision of Sections 5.1, 5.2, 5.3, 5.6, 5.8, 5.11, 5.12, 5.13 or 5.14, or Article 6 or Article 7 of this Agreement;

(c)
any representation or warranty made or deemed made by or on behalf of the Borrower, any of its Subsidiaries, or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)
the Borrower, any of its Subsidiaries, or any other Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by other clauses of this Section 8.1), and such failure

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continues for more than 30 days following the date the Borrower receives written notice of such failure from the Lender;
(e)
(i) any default or event of default occurs and continues beyond the expiration of any applicable cure period under any agreement, document, or instrument the Borrower, any of its Subsidiaries, or any other Loan Party has with the Lender or any Affiliate of the Lender, including any Swap Contract; (ii) any default or event of default occurs and continues beyond the expiration of any applicable cure period with respect to any Subordinated Indebtedness; or (iii) to the extent not covered under clause (i) or (ii), (A) the Borrower, any of its Subsidiaries, or any other Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount in excess of the Threshold Amount, in each case beyond the applicable grace period with respect thereto, if any; or (B) the Borrower, any of its Subsidiaries, or any other Loan Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(iii)(B) shall not apply to secured Indebtedness that becomes due as a result of a voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any of its Subsidiaries, or any other Loan Party, or any of their debts, or of a substantial part of any of their assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Subsidiaries, or any other Loan Party or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days following the date of filing such proceeding or petition or an order or decree approving or ordering any of the foregoing shall be entered;

(g)
the Borrower, any of its Subsidiaries, or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Subsidiaries, or any other Loan Party, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(h)
the Borrower, any of its Subsidiaries, or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)
there is entered against the Borrower, any of its Subsidiaries, or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such

AMENDED AND RESTATED LOAN AGREEMENT – Page 49

judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount;

(k)
a Change of Control shall occur;

(l)
any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower, any of its Subsidiaries, or any other Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(m)
the subordination provisions related to any Subordinated Indebtedness or any other agreement, document or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions; or

(n)
any Security Document shall cease to create valid perfected first priority Liens (subject to Permitted Liens) on the Collateral purported to be covered thereby.

Section 8.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then the Lender may without notice to the Borrower or any other Loan Party, take any or all of the following actions, at the same or different times: (a) terminate the Commitments, and thereupon the Commitments shall terminate immediately, or (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, upon the occurrence of an Event of Default under Section 8.1(f) or Section 8.1(g), the Commitments shall automatically terminate, and the Loans and all other Obligations under the Loan Documents shall automatically become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it under the Loan Documents and Applicable Law, including imposition of the Default Rate.

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Section 8.3 Application of Funds and Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Lender by the Borrower, all payments received on account of the Obligations shall be applied by the Lender as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender) payable to the Lender;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal) payable to the Lender (including fees, charges and other disbursements and other charges of counsel) arising under the Loan Documents;

Third, to payment of charges and interest on the Loans;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting unpaid Bank Product Obligations;

Fifth, to the payment in full of all other Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices.

(a)
Notices, Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as set forth on Schedule 9.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b)

(b)
Electronic Communications.
(i)
Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)
Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed

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received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)
Change of Address, etc. Any party hereto may change its address, email address, or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 9. I shall be deemed to be amended by each such change, and the Lender is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 9.1 provided by the Lender to each party hereto.

Section 9.2 Waivers; Amendments.

(a)
No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
(b)
Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.14), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.3 Expenses; Indemnity; Damage Waiver.

(a)
Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)
INDEMNIFICATION BY BORROWER. THE BORROWER SHALL INDEMNIFY EACH INDEMNITEE AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (A) THE EXECUTION OR DELIVERY OF THE AGREEMENT, ANY OTHER LOAN DOCUMENT OR

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ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Any amount to be paid under this Section shall be a demand obligation owing by the Borrower and if not paid within 10 days of demand shall bear interest, to the extent not prohibited by and not in violation of Applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Rate. The obligations of the Borrower under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.
(c)
Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)
Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.
(e)
Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

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Section 9.4 Successors and Assigns.

(a)
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement
(b)
Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the applicable Loans at the time owing to it).
(c)
Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto

Section 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.12, 2.13, 9.3, and 9.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, and the Commitments or the termination of this Agreement or any provision hereof.

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Section 9.6 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)
Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)
Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.7 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

Section 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its branches and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the Lender or its branches or Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its branches and Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.9 Governing Law; Jurisdiction; Venue; Service of Process.

(a)
Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas, except to the

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extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.
(b)
Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, Dallas Division, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)
Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)
Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

AMENDED AND RESTATED LOAN AGREEMENT – Page 56

Section 9.12 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Related Parties) to any Swap Contract under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency or any similar organization in connection with the rating of the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Lender or any of its branches or Affiliates on a nonconfidential basis from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section, or (j) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors (including league table reporting), similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 PATRIOT Act Beneficial Ownership Regulation. The Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each

AMENDED AND RESTATED LOAN AGREEMENT – Page 57

day to the date of repayment, shall have been received by the Lender or other Person. Any amount collected by the Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (b) the arranging and other services regarding this Agreement provided by the Lender are arm’s length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Lender, on the other hand, (c) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate, (d) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (e) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of their Affiliates, or any other Person, (f) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (g) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to any of the Borrower or their Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then the Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay to the Lender any amount expended by the Lender in connection with such performance or attempted performance, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of the Borrower under this Agreement or any other Loan Document.

AMENDED AND RESTATED LOAN AGREEMENT – Page 58

Section 9.18 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, the Borrower’s equity holders, Affiliates, officers, employees, attorneys, or agents, or any other Person.

Section 9.19 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 9.20 Construction. Each of the Borrower and the Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Lender and each other Person party thereto.

Section 9.21 Joint and Several Liability.

(a)
Each Borrower acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the Obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Loans and other extensions of credit taken by the Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of
(i)
any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;
(ii)
the failure of the Lender or any holder of any Note:

(A)
to enforce any right or remedy against any Borrower, as the case may be, or any other Person under the provisions of this Agreement, such Note, or otherwise, or

(B)
to exercise any right or remedy against any Loan Party or Collateral;
(iii)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;
(iv)
any reduction, limitation, impairment or termination of any Obligations with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

AMENDED AND RESTATED LOAN AGREEMENT – Page 59

(v)
any addition, exchange, release, surrender or nonperfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Lender or any holder of the Notes securing any of the Obligations; or
(vi)
any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Obligations) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any Loan Party

(b)
Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by the Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made.
(c)
To the fullest extent permitted by applicable Laws, each Borrower hereby expressly waives: (i) notice of Lender’s acceptance of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Obligations other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

Section 9.22 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Loan Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lender under the Existing Loan Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Loan Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Loan Agreement shall be deemed to be loans and obligations outstanding under this Agreement, without any further action by any Person.

Section 9.23 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

AMENDED AND RESTATED LOAN AGREEMENT – Page 60

EXECUTED to be effective as of the date first written above.

BORROWER:

ROOSEVELT RESOURCES LP,

a Texas limited partnership

By: Roosevelt Resources Management, LLC,

its general partner

By: /s/ Elliott Roosevelt, Jr.

Name: Elliott Roosevelt, Jr.

Title: Manager

YOAKUM COUNTY MINERALS, L.P.

By: E R OPERATING COMPANY

its general partner

By: /s/ Elliott Roosevelt, Jr.

Name: Elliott Roosevelt, Jr.

Title: Manager

E R ROLLING R RANCH PARTNERS, L.P.

a Texas limited partnership

By: E R Rolling R management, LLC

its general partner

By: /s/ Elliott Roosevelt, Jr.

Name: Elliott Roosevelt, Jr.

Title: Manager

LENDER:

PROSPERITY BANK,

successor by merger to FirstCapital Bank of Texas, N.A.

By: /s/ David Montgomery

Name: David Montgomery

Title: Senior Vice President

AMENDED AND RESTATED LOAN AGREEMENT – Signature Page

SCHEDULE 3.6

Litigation and Judgments

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 3.6

SCHEDULE 3.7

Material Contractual Obligations

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 3.7

SCHEDULE 3.18

Subsidiaries, Ventures, Etc.

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 3.18

SCHEDULE 3.25

Leases

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 3.25

SCHEDULE 6.1

Existing Indebtedness

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 6.1

SCHEDULE 6.2

Existing Liens

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 6.2

SCHEDULE 6.6

Existing Investments

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 6.6

SCHEDULE 9.1

Notices

AMENDED AND RESTATED LOAN AGREEMENT – Schedule 9.1

EXHIBIT A

Compliance Certificate

AMENDED AND RESTATED LOAN AGREEMENT – Exhibit A

Schedule I

Debt Service Coverage Ratio

AMENDED AND RESTATED LOAN AGREEMENT – Schedule I

EXHIBIT B

Borrowing Request

AMENDED AND RESTATED LOAN AGREEMENT – Exhibit B